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                                                                   Exhibit 11.1

              Health Systems International, Inc. and Subsidiaries

                       Computation of Earnings Per Share

                     (In thousands, except per share data)



                                                    Three-Months Ended June 30,                Six-Months Ended June 30,
                                                  --------------------------------         --------------------------------
                                                     1996                 1995                  1996                1995
                                                  ------------        ------------         ------------        ------------

Primary:
     Shares outstanding at beginning of
            period                                    48,089               48,826                48,327              48,492
     Weighted average shares issued
           (repurchased) during period                   173                 (362)                 (257)                147
       Dilutive shares contingently issuable
            upon exercise of stock options,
            net of shares assumed to have
            been purchased (at average
            market price) for treasury with
            assumed proceeds from exercise               126                  571                   190                 586
                                                ------------         ------------          ------------        ------------
Total primary shares                                  48,388               49,035                48,260              49,225
                                                ============         ============          ============        ============

Net income                                      $     24,448         $     22,966          $     50,488        $     41,877
                                                ============         ============          ============        ============

Net income per share                            $       0.51         $       0.47          $       1.05        $       0.85
                                                ============         ============          ============        ============




Fully diluted:
       Shares outstanding at beginning of
            period                                    48,089               48,826                48,327              48,492
       Weighted average shares issued
            (repurchased) during period                  173                 (362)                 (257)                147
        Dilutive shares contingently
            issuable upon exercise of stock
            options, net of shares assumed to
            have been purchased (at the
            greater of average or period-end
            market price) for treasury with              126                  609                   195                 618
            assumed proceeds from exercise      ------------         ------------          ------------        ------------
Total fully diluted shares                            48,388               49,073                48,265              49,257
                                                ============         ============          ============        ============
Net income                                      $     24,448         $     22,966          $     50,488        $     41,877
                                                ============        =============          ============        ============
Net income per share                            $       0.51         $       0.47          $       1.05        $       0.85
                                                ============        =============          ============        ============